Exhibit 99.1

EXECUTION VERSION

Credit Agreement

Dated as of December 29, 2015

By and Between

The Female Health Company

(As the Borrower),

And

bmo harris bank n.a.

(As the Bank)

CREDIT AGREEMENT

This Credit Agreement is entered into as of December 29, 2015, by and between THE FEMALE HEALTH COMPANY, a Wisconsin corporation (“Borrower”), and BMO Harris Bank N.A., a national banking association (“Bank”).  All capitalized terms used herein without definition shall have the meanings ascribed thereto in Section 1.1.

PRELIMINARY STATEMENT

Borrower has requested, and Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.DEFINITIONS; INTERPRETATION.

Section 1.1Definitions.

The following terms when used herein shall have the following meanings:

“Acquisition Consideration” means the purchase consideration (excluding consideration in the form of Equity Interests or cash received from the sale of Equity Interests and used as purchase consideration, collectively, not to exceed $10,000,000 in the aggregate) for any Permitted Acquisition and all other payments made by the Borrower in exchange for, or as a part of, or in connection with, any Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time.

  “Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR=         LIBOR
1 - Eurodollar Reserve Percentage

 “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Revolving Loans, Reimbursement Obligations, and the commitment/facility fees payable under Section 2.11, the rates per annum shown below:

Applicable Margin for Base Rate Loans under Revolving Credit and Reimbursement Obligations shall be:	Applicable Margin for Eurodollar Loans under Revolving Credit and Letter of Credit Fee shall be:
0.00%	2.25%

“Application” is defined in Section 2.3(b).

“Authorized Representative” means those persons shown on the list of officers provided by Borrower pursuant to Section 4.1(a)(ix) or on any update of any such list provided by Borrower to Bank, or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Bank.

“Bank” is defined in the introductory paragraph of this Agreement.

 “Bank Products, Funds Transfer and Deposit Account Liability” means the liability of Borrower or any Subsidiary thereof owing to Bank or any of its Affiliates arising out of (a) any (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) ACH transactions, (b) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of any Borrower or any Subsidiary thereof now or hereafter maintained with Bank or any of its Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to any Borrower or any Subsidiary thereof by Bank or any of its Affiliates.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by Bank from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Bank’s best or lowest rate), (b) the sum of (i) the rate determined by Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Bank at approximately 10:00 a.m. (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Bank for sale to Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%.

As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

“Base Rate Loan” means a Revolving Loan bearing interest at a rate specified in Section 2.4(a).

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Revolving Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by Bank (at the direction of Borrower pursuant to the terms of this Agreement) under the Revolving Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period.  A Borrowing is “advanced” on the day Bank advances funds comprising such Borrowing to Borrower, is “continued” on the date a new Interest Period for the same type of Revolving Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Revolving Loans to another, all as determined pursuant to Section 2.6.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois. If the applicable Business Day relates to the determination of the LIBOR Index Rate, then Business Day means any day on which banks on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Bank, as collateral for L/C Obligations, cash to be held in a Collateral Account, or, if Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Bank, in an amount equal to 105% of the aggregate L/C Obligations (or such greater amount as Bank may determine is necessary to pay the face amount thereof plus all fees and expenses expected to accrue with respect to all outstanding Letters of Credit through the expiration date of such Letters of Credit).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than any person or group that files a report on Schedule 13G unless and until such person or group is required to file a report on Schedule 13D) at any time of beneficial ownership of 25% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, other than acquisitions of such interests by the current directors, officers and employees of the Borrower, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of material Indebtedness of Issuer or any Subsidiary, shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Sections 4.1 and 4.2 shall be satisfied or waived in a manner acceptable to Bank in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to Bank, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 8.4(b).

“Collateral Documents” means the Pledge Agreement, the Security Agreement, the Control Agreements and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations or any part thereof.

“Consolidated Group” means the Borrower and its consolidated subsidiaries as determined in accordance with GAAP.

“Control Agreement” means with respect to Collateral, tri-party deposit account, securities account or commodities account control agreements by and among the Borrower or subsidiary owning such account, the Bank and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to the Bank, and in any event providing to the Bank “control” of such deposit account, securities or commodities account, as applicable, within the meaning of Articles 8 and 9 of the UCC.

 “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Revolving Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under this Agreement.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus (a) all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state, and local income taxes for such period, (iii) depreciation of fixed assets and amortization of intangible assets for such period and (iv) non cash expenses related to equity awards for such period and (b) non-recurring fees and expenses incurred by the Borrower or any Subsidiary in connection with any Permitted Acquisition, but in no event to exceed 2.5% of the Acquisition Consideration associated with such Permitted Acquisition.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability interest, and any securities or other rights or interest convertible into or exchangeable for any of the foregoing.

“Eurodollar Loan” means a Revolving Loan bearing interest at the rate specified in Section 2.4(b).

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the relevant Revolving Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” each is defined in Section 6.12(a).

“Guaranty” and “Guaranties” each is defined in Section 6.12(a).

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money (provided, however, the principal portion of any outstanding Reimbursement Obligation shall not be counted twice).

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3) months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last day of every calendar month and on the maturity date thereof.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending 1, 2, or 3 months thereafter as selected by Borrower in its notice as provided herein; provided that:

i.no Interest Period shall extend beyond the final maturity date of the relevant Revolving Loans;

ii.whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

iii.for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $2,000,000, as reduced pursuant to the terms hereof.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

 “Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Letter of Credit” is defined in Section 2.3(a).

  “LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by Bank for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Bank from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market).

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan Documents” means this Agreement, the Note, the Applications, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of Borrower or of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document or the rights and remedies of Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person,  cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person,  cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries during such period.

“Note” is defined in Section 2.10(c).

“Obligations” means all obligations of Borrower to pay principal and interest on the Revolving Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, all Hedging Liability (as defined in the Security Agreement), all Bank Products, Funds Transfer and Deposit Account Liability, and all other payment obligations of Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 6.9.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means any acquisition by the Borrower, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person (such Person, the “Acquired Business”) with respect to which all of the following conditions have been satisfied:

(a)    any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which the Borrower or the Subsidiaries are engaged as of the date hereof or any other business related to health or personal care;

(b)the Acquisition shall not be a Hostile Acquisition;

(c)the Acquisition shall be consummated, in all material respects, in accordance with applicable laws;

(d)    in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person shall be owned 100% by the Borrower or a Subsidiary Guarantor of the Borrower, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary, each of the actions set forth in Section 6.12 (to the extent applicable);

(e)the aggregate Acquisition Consideration for all Acquired Businesses acquired from the Effective Date to such time when no Obligations remain outstanding under this Agreement shall not exceed $5,000,000 in the aggregate;

(f)the Borrower shall have notified the Bank not less than 30 days prior to the closing of any such proposed acquisition;

(g)the Borrower shall have provided the Bank with a duly executed Compliance Certificate demonstrating Borrower’s pro forma compliance with the covenants contained in Section 7.12 after giving effect to the proposed acquisition, including giving effect in terms of additional asset value, liabilities incurred, if any, additional revenues and expenses associated therewith which have been contemplated and have been projected into the expected operating results and financial position of the Borrower for the fiscal quarter in which such proposed acquisitions occurs; and

(h)immediately prior thereto, and after giving effect to the Permitted Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist, have occurred and be continuing, or would result therefrom, including with respect to the financial covenants contained in Section 7.12 hereof on a pro forma basis.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” means that certain Charge Over Shares Agreement dated as of the date hereof by and between Borrower, The Female Health Company Limited, a company organized under the laws of the United Kingdom, and Bank, as the same may be amended, modified, supplemented or restated from time to time.

“Premises” means the real property owned or leased by Borrower or any Subsidiary.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Reimbursement Obligation” means the obligation of Borrower to reimburse Bank for all drawings under a Letter of Credit.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.2, and 2.3.

“Revolving Credit Commitment” means the obligation of Bank to make Revolving Loans and to issue Letters of Credit hereunder in an aggregate principal or face amount at any one time outstanding not to exceed $10,000,000.00.

“Revolving Credit Termination Date” means December 29, 2017, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 2.13, 8.2 or 8.3.

“Revolving Loan” is defined in Section 2.2 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc.

“Security Agreement” means that certain Security Agreement dated the date of this Agreement between Borrower and Bank, as the same may be amended, modified, supplemented or restated from time to time.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock, but excluding any preferred stock or other preferred equity security.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock at  the option of the holder, and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by Bank and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance satisfactory to Bank.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Borrower or of any of its direct or indirect Subsidiaries.

“Tangible Net Worth” means for each applicable period, total stockholders’ equity on the Borrower’s consolidated balance sheet as reported in its Form 10-K or 10-Q less all amounts appearing on the assets side of its consolidated balance sheet representing an intangible asset under GAAP.

 “Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of Borrower and its Subsidiaries at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter of Borrower, the ratio of (i) Total Funded Debt of Borrower and its Subsidiaries to (ii) EBITDA of Borrower and its Subsidiaries for the trailing four (4) fiscal quarters then ended.

 “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitment” means, at any time, the difference between the Revolving Credit Commitment then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Landlord Waivers” means, collectively, (i) a landlord waiver and collateral access landlord waiver and collateral access agreement in such form and content satisfactory to the Bank in its sole discretion relating to Borrower’s lease of that certain premise commonly known as 515 N. State Street, Suite 2225, Chicago, Illinois 60654 pursuant to that certain Agreement of Lease dated August 27, 2001 by and between Borrower and 515 N. State Street Chicago, LP, a Delaware limited partnership, as successor in interest to LaSalle Bank National Association, and as amended by that certain First Amendment to Lease dated March 1, 2006, Second Amendment to Lease dated May 1, 2006, and Third Amendment to Lease dated November 1, 2010; and (ii) a landlord waiver and collateral access landlord waiver and collateral access agreement in such form and content satisfactory to the Bank in its sole discretion relating to Borrower’s lease of certain storage and warehouse premises, including the premises commonly known as 80 Internationale Blvd, Unit A, Glendale Heights, IL 60139 pursuant to that certain certain Master Service Agreement dated January 8, 2007 by and between Borrower and ID Commerce & Logistics LLC, a Florida limited liability company, as successor in interest to Inktel Direct Corporation.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wells Fargo Account” is defined in Section 6.2(b) hereof.

“Wholly owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by Borrower and/or one or more Wholly owned Subsidiaries within the meaning of this definition.

Section 1.2Interpretation.

The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this

Agreement.  All references to any Law or Legal Requirement herein shall be deemed to include and incorporate any similar or analogous foreign Law applicable to the Borrower and/or any Subsidiary.

Section 1.3Change in Accounting Principles.

If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Bank may by notice to the other require that the Borrower and the Bank negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by the Borrower or the Bank in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 2.THE CREDIT FACILITIES.

Section 2.1Reserved.

Section 2.2Revolving Credit Commitment.  Subject to the terms and conditions hereof, Bank agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to Borrower from time to time on a revolving basis up to the amount of the Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date.  The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitment in effect at such time.  As provided in Section 2.6, Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans.  Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3Letters of Credit.

(a)General Terms.  Subject to the terms and conditions hereof, as part of the Revolving Credit, Bank shall issue standby and/or commercial letters of credit (each a “Letter of Credit”) for the account of Borrower in an aggregate undrawn face amount up to the L/C Sublimit.  Each Letter of Credit shall constitute usage of the Revolving Credit Commitment.  For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto.  If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Credit Commitment shall to such extent be reinstated.  Each Letter of Credit issued hereunder shall expire not later than earlier of (i) 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each renewal) and (ii) the Revolving Credit Termination Date.  Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which Bank may lawfully issue.

(b)Applications.  At the time Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), Borrower shall execute and deliver to Bank an application for such Letter of Credit in the form then customarily prescribed by Bank (individually an “Application” and collectively the “Applications”).  Subject to the other provisions of this Section, the obligation of Borrower to reimburse Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit.  Notwithstanding anything contained in any Application to the contrary:  (i) Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.11, (ii) except as otherwise provided in Section 2.8, unless an Event of Default exists, Bank will not call for the funding by Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if Bank is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, Borrower’s obligation to reimburse Bank for the amount of such drawing shall bear interest (which Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed).

(c)Obligations Absolute.  Borrower’s obligation to reimburse L/C Obligations as provided in subsection (b) of this Section 2.3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Bank shall have no liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Bank; provided that the foregoing shall not be construed to excuse Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Bank (as finally determined by a court of competent jurisdiction), Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d)Manner of Requesting a Letter of Credit.  Borrower shall provide at least five (5) Business Days’ advance written notice to Bank of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to Bank, in each case, together with the fees called for by this Agreement.

(e)Expiration of Letters of Credit beyond Revolving Credit Termination Date.  A Letter of Credit that would have an expiration date occurring after the Revolving Credit Termination Date, shall expire, despite its terms, on the Revolving Credit Termination Date unless the Borrower, not later than the Revolving Credit Termination Date, Cash Collateralize the L/C Obligations.  Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such Letter of Credit.  After such Letter of Credit shall have expired or been fully drawn upon, all commitments to make Loans hereunder have terminated and all other amounts due hereunder have been indefeasibly satisfied and paid in full in cash, the balance, if any, in such cash collateral account shall be returned to the Borrower or such other Person as may be lawfully entitled thereto.

Section 2.4Applicable Interest Rates.

(a)Base Rate Loans.  Each Base Rate Loan shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Base Rate Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)Eurodollar Loans.  Each Eurodollar Loan shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)Rate Determinations.  Bank shall determine each interest rate applicable to the Revolving Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5Minimum Borrowing Amounts; Maximum Eurodollar Loans.  Each Borrowing of Base Rate Loans advanced under a Revolving Credit shall be in an amount not less than $25,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Revolving Credit shall be in an amount equal to $100,000 or such greater amount which is an integral multiple of $10,000. Without Bank’s consent, there shall not be more than five (5) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 2.6Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)Notice to Bank.  Borrower shall give notice to Bank by no later than 10:00 a.m.:  (i) at least two (2) Business Days before the date on which Borrower requests Bank to advance a Borrowing of Eurodollar Loans, and (ii) on the date Borrower requests Bank to advance a Borrowing of Base Rate Loans.  The Revolving Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing.  Thereafter, subject to the terms and conditions hereof, Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing, or a portion thereof, as follows:  (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans, or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower.  Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to Bank by telephone, telecopy, or other telecommunication device acceptable to Bank (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), in a form acceptable to Bank.  Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing into Eurodollar Loans must be given by no later than 10:00 a.m. at least three (3) Business Days before the date of the requested continuation or conversion.  All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  No Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists.  Borrower agrees that Bank may rely on any such telephonic, telecopy or other telecommunication notice given by any person Bank in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Bank has acted in reliance thereon.

(b)Borrower’s Failure to Notify.  If Borrower fails to give notice pursuant to Section 2.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.  In the event Borrower fails to give notice pursuant to Section 2.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified Bank by 12:00 noon on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

Section 2.7Maturity of Loans.  Each Revolving Loan, both for principal and interest then outstanding, shall mature and be due and payable by Borrower to Lender on the Revolving Credit Termination Date.

Section 2.8Prepayments.

(a)Optional Prepayments.  Any Borrowing of Eurodollar Loans may be prepaid in whole or in part at any time upon three (3) Business Days prior written notice by Borrower to Bank and any Borrowing of Base Rate Loans may be prepaid in whole or in part at any time upon written notice delivered by Borrower to Bank no later than 10:00 a.m. on the date of prepayment (or, in any case, such shorter period of time then agreed to by Bank), such prepayment, in each case, to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loan, accrued interest thereon to the date fixed for prepayment plus any amounts due Bank under Section 3.3.

(b)Mandatory Prepayments.

(i)If Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition other than Dispositions in the ordinary course of business and the Net Cash Proceeds of which is greater than $500,000 or shall suffer an Event of Loss with respect to any Property, then Borrower shall promptly notify Bank of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that so long as no Default or Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of (i) an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant

Property in accordance with the relevant Collateral Documents or (ii) a Disposition of Property so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents.  If the Bank so requests, all proceeds of such Disposition or Event of Loss shall be deposited with Bank (or its agent) and held by it in the Collateral Account to be disbursed to or at Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property;

(ii)Borrower shall, on each date the Revolving Credit Commitment is reduced pursuant to Section 2.13, prepay the Revolving Loans and, if necessary, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitment has been so reduced;

(iii)Unless Borrower otherwise directs, prepayments of Revolving Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire.  Each prepayment of Revolving Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due Bank under Section 3.3.  Each prefunding of L/C Obligations shall be made in accordance with Section 8.4.

(c)Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.  In the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the Revolving Loans in the inverse order of maturity.

Section 2.9Default Rate.  Notwithstanding anything to the contrary contained herein, if any Revolving Loan or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of Bank upon notice to Borrower during the existence of any other Event of Default, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Revolving Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a)for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b)for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation; and

(d)for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.11 with respect to such Letter of Credit.

Section 2.10Evidence of Indebtedness.

(a)Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower hereunder, including the amounts of principal and interest payable and paid to Bank from time to time hereunder.

(b)The entries maintained in the account(s) maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Bank to maintain such account(s) or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.

(c)Bank may request that the Revolving Loans be evidenced by a promissory note in the form of Exhibit A (referred to herein as a “Note”).  In such event, Borrower shall prepare, execute and deliver to Bank a Note payable to Bank or its registered assigns in the amount of the Revolving Credit Commitment.

Section 2.11Fees.

(a) Revolving Credit Commitment Fee.  On the last day of each calendar quarter of each year (commencing on the first such date occurring after the date hereof) to and including, and on, the Revolving Credit Termination Date, Borrower shall pay to the Bank a commitment fee at the rate per annum equal to 0.10% times the average daily Unused Revolving Credit Commitments, which fee shall be deemed fully earned upon receipt thereof; provided that, at the election of the Bank upon notice to Borrower, as applicable, during the existence of any Event of Default, such commitment fee shall be increased by adding 2.00% per annum to the letter of credit fee otherwise applicable thereto.  Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)Letter of Credit Fees.  On the last day of each each calendar quarter of each year (commencing on the first such date occurring after the date hereof) to and including, and on, the Revolving Credit Termination Date, Borrower shall pay to Bank a letter of credit fee at the rate per annum equal to 2.25% per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) on the daily average face amount of Letters of Credit outstanding during the preceding calendar quarter. In addition to such letter of credit fee, Borrower further agrees to pay to Bank such issuing, processing, transaction and other fees and charges as Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.

(c)Collateral Audit Fees.  Borrower shall pay to Bank charges for audits of the Collateral performed by Bank or its agents or representatives in such amounts as Bank may from time to time request (Bank acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided that in the absence of any Default or Event of Default, the Bank does not intend to perform and Borrower shall not be required to pay Bank for any such audits.

Section 2.12Place and Application of Payments.  All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as Bank may specify) no later than 1:00 p.m. on the date any such payment is due and payable.  Payments received by Bank after 1:00 p.m. shall be deemed received as of the opening of business on the next Business Day.  All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Bank).  All payments shall be applied (i) first, towards payment of fees then due hereunder and under the other Loan Documents, (ii) second, towards payment of interest; (iii) third, towards payment of principal and any amounts due and owing to the Bank pursuant to a hedging arrangement; and (iv) fourth, to any and all other outstanding obligations of the Borrower to the Bank.  Unless Borrower otherwise directs, principal payments shall be applied first to the relevant Base Rate Portion until payment in full thereof, with any balance applied to the Eurodollar Loans in the order in which their Interest Periods expire.  Borrower hereby irrevocably authorizes Bank to (a) charge from time to time any of Borrower’s deposit accounts with Bank and/or (b) make Revolving Loans from time to time hereunder (and any such Revolving Loan may be made by Bank hereunder without regard to the provisions of Section 4 hereof), in each case for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Revolving Loan, a Reimbursement Obligation or otherwise); provided that Bank shall not be under any obligation to charge any such deposit account or make any such Revolving Loan under this Section, and Bank shall incur no liability to Borrower or any other Person for its failure to do so.

Section 2.13Commitment Terminations.

(a)Optional Revolving Credit Terminations.  Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to Bank (or such shorter period of time agreed to by Bank), to terminate the Revolving Credit Commitment without premium or penalty and in whole or in part, any partial termination to be in an amount not less than $500,000 or such greater amount which is an integral multiple of $100,000; provided that the Revolving Credit Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding.  Any termination of the Revolving Credit Commitment below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount.

(b)Any termination of the Revolving Credit Commitment pursuant to this Section 2.13 may not be reinstated.

SECTION 3.CHANGE IN CIRCUMSTANCES.

Section 3.1Withholding Taxes.  Except as otherwise required by law, each payment by Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which Borrower is domiciled, any jurisdiction from which Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Bank free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Bank would have received had such withholding not been made.  If Bank pays any amount in respect of any such taxes, penalties or interest, Borrower shall reimburse Bank for that payment on demand in the currency in which such payment was made.  If Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to Bank on or before the thirtieth day after payment.

Section 3.2Documentary Taxes.   Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 3.3Funding Indemnity.   If Bank shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Bank) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)    any failure (because of a failure to meet the conditions of Section 4 or otherwise) by Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.6(a),

(c) any failure by Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

(e)then, upon the demand of Bank, Borrower shall pay to Bank such amount as will reimburse Bank for such loss, cost or expense.  If Bank makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive and binding on Borrower absent manifest error.

Section 3.4Change of Law.  Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law or regulation or in the interpretation thereof makes it unlawful for Bank to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, Bank shall promptly give notice thereof to Borrower and Bank’s obligations to make or maintain such Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for Bank to make or maintain such Eurodollar Loans.  Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to Bank under this Agreement; provided, subject to all of the terms and conditions of this Agreement, Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans by means of Base Rate Loans.

Section 3.5Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)    Bank determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)    Bank determines that (i) LIBOR as determined hereby will not adequately and fairly reflect the cost to Bank of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then Bank shall forthwith give notice thereof to Borrower, whereupon until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of Bank to create, continue, or effect by conversion Eurodollar Loans shall be suspended.

Section 3.6Increased Cost and Reduced Return.

(a) If, on or after the date hereof, any Change in Law:

(i)shall subject Bank (or its lending branch) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans or issue a Letter of Credit, or shall change the basis of taxation of payments to Bank (or its lending branch) of the principal of or interest on its Eurodollar Loans or Letter(s) of Credit, or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans or Letter(s) of Credit, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit (except for changes in the rate of tax on the overall net income of Bank (or its lending branch) imposed by the jurisdiction in which Bank’s principal executive office or lending branch is located); or

(ii)shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, Bank (or its lending branch) or shall impose on Bank (or its lending branch) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit;

(iii)and the result of any of the foregoing is to increase the cost to Bank (or its lending branch) of making or maintaining any Eurodollar Loan or issuing or maintaining a Letter of Credit, or to reduce the amount of any sum received or receivable by Bank (or its lending branch) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by Bank to be material, then, within fifteen (15) days after demand by Bank, Borrower shall be obligated to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction.

(b)If, after the date hereof, Bank shall have determined that any Change in Law has had the effect of reducing the rate of return on Banks or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Bank or such corporation could have achieved but for such Change in Law (taking into consideration Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

(c)A certificate of Bank claiming compensation under this Section 3.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  In determining such amount, Bank may use any reasonable averaging and attribution methods.

Section 3.7Lending Offices.  Bank may, at its option, elect to make each of the Revolving Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof or at such other of its branches, offices or affiliates as it may from time to time elect.  To the extent reasonably possible, Bank shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of Borrower to Bank under Section 3.6 or to avoid the unavailability of Eurodollar Loans under Section 3.5, so long as such designation is not otherwise disadvantageous to Bank.

Section 3.8  Discretion of Bank as to Manner of Funding.  Notwithstanding any other provision of this Agreement, Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and, in the case of any Eurodollar Loan, bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 4.CONDITIONS PRECEDENT; CONDITIONS SUBSEQUENT.

Section 4.1Initial Credit Event.  The obligation of Bank to participate in any initial Credit Event hereunder is subject to satisfaction or waiver by Bank of the following conditions precedent:

(a)Bank shall have received each of the following, in each case: (i) duly executed by all applicable parties; (ii) dated a date satisfactory to Bank; and (iii) in form and substance satisfactory to Bank:

(i) this Agreement duly executed by Borrower and Bank;

(ii)the Note duly executed by Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10;

(iii)the Security Agreement, the Pledge Agreement, and each of the other Collateral Documents required by Bank, together with UCC financing statements to be filed against Borrower, as debtor, in favor of Bank, as secured party,

(iv)     patent, trademark, and copyright collateral agreements to the extent requested by Bank, and

(v)     Control Agreements to the extent requested by Bank;

(iv)Reserved.

(v)evidence of all insurance required to be maintained under the Loan Documents;

(vi)organization structure of Borrower and each of Borrower’s Subsidiaries, including copies of Borrower’s and each Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Manager or other Authorized Representative;

(vii)    copies of resolutions of Borrower’s and each Subsidiary’s (who is a party to any Loan Document) Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on Borrower’s and each Subsidiary’s behalf, all certified in each instance by its Manager;

(viii)   copies of the certificates of good standing for Borrower and each Subsidiary (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(ix)a list of Borrower’s Authorized Representatives;

(x)such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of Borrower and its Subsidiaries, and the lack of material contingent liabilities of Borrower and its Subsidiaries;

(xi)financing statement, tax, and judgment lien search results against the Property of Borrower and each Subsidiary evidencing the absence of Liens on its Property except as permitted by Section 7.2;

(xii)    filing with the appropriate jurisdictions of any Uniform Commercial Code (“UCC”) financing statements requested by the Bank such that, when filed, Lender will obtain a first-priority perfected security interests in the Collateral;

(xiii)   pay off and lien release letters from secured creditors of Borrower and each Subsidiary setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of Borrower or any Subsidiary) and containing an undertaking to cause to be delivered to Bank UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of Borrower and each Subsidiary;

(xiv)   evidence reasonably satisfactory to Bank that all indebtedness to creditors referenced in the preceding paragraph has been (or concurrently with the initial Borrowing will be) paid in full, and that all agreements and instruments governing indebtedness and that all Liens securing such indebtedness have been (or concurrently with the initial Borrowing will be) terminated.

(xv)a favorable written opinion of counsel to Borrower and each Subsidiary who is party to any Loan Document;

(xvi)    a fully executed Internal Revenue Service Form W-9 for Borrower;

(xvii)   audited financial statements of Borrower (for fiscal year ended December 31, 2012, December 31, 2013, and December 31, 2014) and unaudited quarterly financial statements of Borrower for each quarter during the preceding 36 month period;

(xviii)  such other agreements, instruments, documents, certificates, and opinions as Bank may reasonably request;

(b)Bank shall have received the initial fees, if any, called for by Section 2.11, together with all other fees, costs and expenses required to be paid by Borrower before closing, including but not limited to field exam fees and the attorneys fees and costs of the Bank’s counsel; and

(c)the capital and organizational structure of Borrower and its Subsidiaries shall be satisfactory to Bank.

Section 4.2All Credit Events.  The obligation of Bank to participate in any Credit Event (including any initial Credit Event) hereunder is subject to the following conditions precedent:

(a)each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct as of such earlier date;

(b)no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)in the case of a Borrowing, Bank shall have received the notice required by Section 2.6; in the case of the issuance of any Letter of Credit, Bank shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.11; and, in the case of an extension or increase in the amount of a Letter of Credit, Bank shall have received a written request therefor in a form acceptable to Bank together with fees called for by Section 2.11;

(d)after giving effect to such Credit Event, the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the the Revolving Credit Commitment in effect at such time; and

(e)such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to Bank (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e) of this Section; provided that Bank may continue to make advances under the Revolving Credit, in the sole discretion of Bank, notwithstanding the failure of Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

Notwithstanding anything to the contrary, until such time as all executed U.S. Landlord Waivers have been delivered to the Bank pursuant to Section 4.3(e), the Bank shall have no obligation to the Borrower to make any Revolving Loan or issue any Letter of Credit to the Borrower under this Agreement.

Section 4.3Conditions Subsequent.

(a)   As soon as reasonably practicable, but in no event later than seven (7) days after the Closing Date, Borrower shall deliver to the Bank: (i) the original stock certificate evidencing Borrower’s shares in The Female Health Company Limited, a company organized under the laws of the United Kingdom pledged to the Bank pursuant to the Pledge Agreement; and (ii) a true and correct copy of all filed stamped UCC termination statements evidencing the due termination of all liens against Borrower and/or Borrower’s assets.

(b)   As soon as reasonably practicable, but in no event later than thirty (30) days after the Closing Date, Borrower shall deliver to the Bank a certified copy of the Articles of Incorporation of The Female Health Company Sdn.Bhd, or the jurisdictional equivalent of such document, and all amendments and restatements thereof, filed with and certified by the appropriate Governmental Authority not earlier than ten (10) days prior to the Closing Date.

(c)   As soon as reasonably practicable, but in no event later than three (3) months after the Closing Date, Borrower shall cause Lin Yau Assets Management SDN BHD, or its successors or assigns, as applicable, as the landlord of the premises leased by Borrower commonly known as No. 1A, Jalan CJ 1/4, Kawasan Perindustiran Cheras Jaya, 43200 Balakong, Selangor, Malaysia, to enter into and execute a landlord waiver and collateral access agreement relating to said premises in such form and content satisfactory to the Bank in its sole discretion.

(d)   As soon as reasonably practicable, but in no event later than six (6) months after the Closing Date, Borrower shall terminate its operating account with Midland States Bank further described on Schedule 6.2 and cause same to be transferred and maintained at the Bank or one of its Affiliates.

(e)   As soon as reasonably practicable, and to the extent not delivered prior to Closing, Borrower shall cause each of the U.S. Landlord Waivers to be duly executed and delivered to the Bank and until such time as all executed U.S. Landlord Waivers have been delivered in accordance with this provision, the Bank shall have no obligation to the Borrower to make any Revolving Loan or issue any Letter of Credit to the Borrower under this Agreement.

SECTION 5.REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Bank as follows:

Section 5.1     Organization and Qualification.  Borrower is: (a) duly organized, validly existing, and in good standing as a corporation under the laws of the State of Wisconsin; (b) has full and adequate power to own its Property and conduct its business as now conducted; and (c) is duly licensed or qualified and in good standing in each jurisdiction, including without limitation, the State of Illinois, in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so would not have a Material Adverse Effect.

Section 5.2Subsidiaries.  Each Subsidiary (a) is directly or indirectly owned 100% by Borrower; (b) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, (c) has full and adequate power to own its Property and conduct its business as now conducted, and (d) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (d), where the failure to do so would not have a Material Adverse Effect.

Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by Borrower or another Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of Bank pursuant to the Collateral Documents.  Neither the Borrower, nor any of its Subsidiaries, has committed or is obligated to issue Stock Equivalents in any of the Borrower’s Subsidiaries to any Person not owned by the Borrower or its Subsidiaries.

Section 5.3Authority and Validity of Obligations.  Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to Bank the Liens described in the Collateral Documents executed by Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, to grant to Bank the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Borrower or any Subsidiary, (b) conflict with, contravene or constitute a default under any material indenture or agreement of or affecting Borrower or any Subsidiary or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of Borrower or any Subsidiary other than the Liens granted in favor of Bank pursuant to the Collateral Documents.

Section 5.4Use of Proceeds; Margin Stock.  Borrower shall use the proceeds of the Revolving Credit for refinancing its existing indebtedness and for Permitted Acquisitions, provided however, that Borrower may also use said proceeds for financing capital expenditures, its working capital and general company purposes and for such other legal and proper purposes as are consistent with all applicable laws.  Neither Borrower, nor any Subsidiary, is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Revolving Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.5Financial Reports.  The consolidated balance sheet of Borrower and its Subsidiaries as at September 30, 2014, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Mc Gladrey LLP (or other independent public accountant acceptable to the Bank), independent public accountants, and the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries as at June 30, 2015, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the nine (9) months then ended, heretofore furnished to Bank, fairly present the consolidated financial condition of Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  Neither Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.5.

Section 5.6No Material Adverse Change.  Since June 30, 2015, there has been no change in the condition (financial or otherwise) or business prospects of Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.7Full Disclosure. The statements and information furnished to Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading, Bank acknowledging that as to any projections furnished to Bank, Borrower only represents that the same were prepared on the basis of information and estimates Borrower believed to be reasonable.

Section 5.8Trademarks, Franchises, and Licenses. Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 5.9Governmental Authority and Licensing. Borrower and its Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of Borrower, threatened.

Section 5.10Good Title.  Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrower and its Subsidiaries furnished to Bank (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2.

Section 5.11Litigation and Other Controversies.  There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of Borrower threatened, against Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12Taxes.  All tax returns required to be filed by Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 5.13Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.14      Affiliate Transactions.  Neither Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.15Investment Company.  Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16ERISA. Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 5.17Compliance with Laws. Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such noncompliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such noncompliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Without limiting the representations and warranties heretofore described in this Section 5.17, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, Borrower represents and warrants that: (i) Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) Borrower and its Subsidiaries have obtained, maintain and are in compliance with all approvals, permits, or authorizations of Governmental Authorities required for their operations and each of the Premises; (iii) Borrower and its Subsidiaries have not, and Borrower, nor its Subsidiaries, has knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, or from any of the Premises in any material quantity and, to the knowledge of Borrower and each Subsidiary, none of the Premises are adversely affected by any such Release, threatened Release or disposal of a Hazardous Material; (iv) Borrower and its Subsidiaries are not subject to and have no notice or knowledge of any Environmental Claim involving Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for such an Environmental Claim; (v) none of the Premises contain and have contained any: (1) underground storage tanks, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facilities as defined pursuant to any Environmental Law, or (5) sites on or nominated for the National Priority List or similar state list; (vi) Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vii) none of the Premises are subject to any, and Borrower and its Subsidiaries have no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (viii) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 5.18Labor Matters.  There are no strikes, lockouts or slowdowns against Borrower or any Subsidiary pending or, to the knowledge of Borrower, threatened.  There are no collective bargaining agreements in effect between Borrower or any Subsidiary and any labor union; and neither Borrower nor any of its Subsidiaries is under any obligation to assume any collective bargaining agreement to or conduct any negotiations with any labor union with respect to any future agreements.  Borrower and its Subsidiaries have remitted on a timely basis all amounts required to have been withheld and remitted (including withholdings from employee wages and salaries relating to income tax, employment insurance, and pension plan contributions), goods and services tax and all other amounts which if not paid when due would result in the creation of a Lien against any of its Property, except for Liens permitted by Section 7.2.

Section 5.19OFAC.  (a) Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) Borrower has provided to Bank all information regarding Borrower and its Affiliates and Subsidiaries  necessary for Bank to comply with all applicable OFAC Sanctions Programs, and (d) to the best of Borrower’s knowledge, neither Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 5.20Other Agreements.  Neither Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.21Solvency.  Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.22No Default.  No Default or Event of Default has occurred and is continuing.

Section 5.23No Broker Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and Borrower hereby agrees to indemnify Bank against, and agree that they will hold Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

SECTION 6.AFFIRMATIVE COVENANTS.

Borrower agrees that, so long as any credit is available to or in use by Borrower hereunder:

Section 6.1Maintenance of Business.  Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 7.4(c).  Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 6.2Maintenance of Properties; Operating Accounts.

(a)Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

(b)Except as disclosed on Schedule 6.2 or otherwise agreed to by the Bank in its sole discretion, no Borrower, nor any Subsidiary, shall maintain any operating account at any bank other than the Bank or one of its Affiliates; provided that if an operating account outside of the Bank is agreed to, such operating account at a bank other than the Bank shall be subject to an account Control Agreement in a form reasonably acceptable to the Bank; provided further, that in no event shall the average monthly balance (calculated on a calendar month basis) of Borrower’s account with Wells Fargo Bank listed on Schedule 6.2  (“Wells Fargo Account”) exceed $80,000; provided further, that notwithstanding any to the contrary, the account of Borrower maintained at Midland States Bank shall be subject to the provisions of Section 4.3(d) hereof.

Section 6.3Taxes and Assessments.  Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 6.4Insurance.  Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks (including flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards), and in such amounts, as are insured by Persons similarly situated and operating like Properties, but in no event at any time in an amount less than the replacement value of the Collateral.  Borrower shall also maintain, and shall cause each Subsidiary to maintain, insurance with respect to the business of Borrower and its Subsidiaries, covering commercial general liability, statutory worker’s compensation and occupational disease, statutory structural work act liability, and business interruption and such other risks with good and responsible insurance companies, in such amounts and on such terms as Bank shall reasonably request, but in any event as and to the extent usually insured by Persons similarly situated and conducting similar businesses.  Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents.  All such policies of insurance shall contain satisfactory lender's loss payable endorsements, naming Bank as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Bank.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days' prior written notice to Bank in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Bank shall not be impaired or invalidated by any act or neglect of Borrower, any of its Subsidiaries, or the owner of the premises or Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy.  Borrower shall deliver to Bank (a) on the date of this Agreement, and at such other times as Bank shall reasonably request, certificates evidencing the maintenance of insurance required hereunder, (b) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (c) promptly following request by Bank, copies of all insurance policies of Borrower and its Subsidiaries.  Borrower also agrees to deliver to Bank, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

Section 6.5Financial Reports.  Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Bank and its duly authorized representatives such information respecting the business and financial condition of Borrower and each Subsidiary as Bank may reasonably request; and without any request, shall furnish to Bank:

(a)as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of Borrower, other than the fiscal quarter ending on the last day of the fiscal year of Borrower, a copy of the consolidated balance sheet of Borrower and its Subsidiaries as of the last day of such period and the consolidated statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Borrower in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to Bank;

(b)as soon as available, and in any event within 90 days after the last day of each fiscal year of Borrower, a copy of the consolidated  balance sheet of Borrower and its

Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of a firm of independent public accountants of recognized national standing, selected by Borrower and satisfactory to Bank (the Bank hereby acknowledges that McGladrey LLP is satisfactory), to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c)as soon as available, and in any event no later than ten (10) days after the end of each calendar month, a true and correct copy of the account statement for the Wells Fargo Account for the immediately preceding month;

(d)reserved;

(e)reserved;

(f)promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Borrower or any Subsidiary, or its business;

(g)promptly after knowledge thereof shall have come to the attention of any responsible officer of Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) Change of Control, or (iii) the occurrence of any Default or Event of Default hereunder; and

(h)on or before with the dateeach of the financial statements is to be delivered pursuant to subsections (a) and (b)  of this Section, above, a written certificate in the form attached hereto as Exhibit B signed by the chief financial officer of Borrower or another officer of Borrower acceptable to Bank to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or any Subsidiary to remedy the same.  Such certificate shall also set forth the calculations supporting such statements in respect of Section 7.12.

Notwithstanding anything contained herein to the contrary, reports, information and documents filed with the Securities and Exchange Commission via the EDGAR system will be deemed to be delivered to the Bank as of the time of such filing via EDGAR for purposes of this Section 6.5.

Section 6.6Inspection.   Borrower shall, and shall cause each Subsidiary to, permit Bank and its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Bank the finances and affairs of Borrower and its Subsidiaries) at such reasonable times and intervals as Bank may designate. All such inspections or audits by the Bank shall be at the Borrower’s sole expense, provided, however, that so long as no Event of Default or Default exists, the Bank does not intend to perform such inspection or audit, nor shall the Borrower be required to reimburse the Bank for such inspections or audits.

Section 6.7ERISA.  Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property.  Borrower shall, and shall cause each Subsidiary to, promptly notify Bank of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post retirement Welfare Plan benefit.

Section 6.8Compliance with Laws.

(a)Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non- compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b)Without limiting the agreements set forth in Section 6.8(a) above, Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify Bank in writing of and provide any reasonably requested documents upon learning of any of the following in connection with Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to Bank any reasonably requested environmental record concerning the Premises which Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

Section 6.9Compliance with OFAC Sanctions Programs.

(a)Borrower shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b)Borrower shall provide Bank any information regarding Borrower, its Affiliates, and its Subsidiaries necessary for Bank to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them.

(c)If Borrower obtains actual knowledge or receives any written notice that Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), Borrower shall promptly (i) give written notice to Bank of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and Borrower hereby authorizes and consents to Bank taking any and all steps Bank deems necessary, in its sole discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 6.10 Formation of Subsidiaries.  Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any other Subsidiary (other than pursuant to a Permitted Acquisition) without Lender’s prior written consent; provided however, promptly upon the acquisition of any Subsidiary pursuant to a Permitted Acquisition, Borrower shall provide Bank notice thereof and timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Subsidiary).

Section 6.11Use of Proceeds; Margin Stock.  Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4.  Neither Borrower nor any Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Revolving Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 6.12Guaranties and Collateral.

(a)Guaranties.  The payment and performance of the Obligations shall at all times be guaranteed by each direct and indirect Domestic Subsidiary of Borrower pursuant to one or more guaranty agreements in form and substance acceptable to Bank, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each such Subsidiary executing and delivering a Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”); provided that unless otherwise required by Bank during the existence of any Event of Default, a Foreign Subsidiary shall not be required to be a Guarantor, if determined by the reasonable assessment of Borrower that such Guaranty would cause a material adverse effect on Borrower’s federal income tax liability.

(b) Collateral.  The Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of Borrower and each Subsidiary in all of their accounts, chattel paper, instruments, documents, general intangibles, letter of credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided that: (i) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by Bank, Liens on local petty cash accounts maintained by Borrower and the Subsidiaries in proximity to their operations need not be perfected provided that the total amount on deposit at any one time not so perfected shall not exceed $50,000 in the aggregate and Liens on payroll accounts maintained by Borrower and the Subsidiaries need not be perfected provided the total amount on deposit at any time does not exceed the current amount of their payroll obligations, (ii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by Bank, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $50,000 in the aggregate; and (iii) unless otherwise required by Bank during the existence of any Event of Default, Liens on the Voting Stock of a Foreign Subsidiary shall be limited to 65% of the total outstanding Voting Stock of such Foreign Subsidiary, which, if granted, would cause a material adverse effect (as reasonably determined by Borrower) on the Borrower’s federal income tax liability. Borrower acknowledges and agrees that the Liens on the Collateral shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to Bank.

(c)Further Assurances.  Borrower agrees that it shall, and shall cause each applicable Subsidiary to, from time to time at the request of Bank, execute and deliver such documents and do such acts and things as Bank may reasonably request in order to provide for or perfect or protect Bank’s Liens on the Collateral.

SECTION 7.NEGATIVE COVENANTS.

Section 7.1Borrowings and Guaranties.  Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided that the foregoing shall not restrict nor operate to prevent:

(a)the Obligations of Borrower and its Subsidiaries owing to Bank under the Loan Documents and other indebtedness and obligations of such Persons owing to Bank;

(b)purchase money indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries in an amount not to exceed $250,000 in the aggregate at any one time outstanding;

(c)obligations of Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(d)endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e)indebtedness from time to time owing by any Subsidiary to Borrower in the ordinary course of business to finance working capital needs;

(f)Indebtedness for Borrowed Money consisting of deferred purchase price obligations in connection with a Permitted Acquisition; and

(g)obligations of Borrower or any Subsidiary to HSBC Bank plc in an amount not to exceed $250,000 at any time outstanding.

Section 7.2 Liens.  Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided that the foregoing shall not apply to nor operate to prevent:

(a)Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b)mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c)judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding; provided that the aggregate amount of such judgment liens and attachments and liabilities of Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $100,000 at any one time outstanding;

(d)Liens on equipment of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 7.1(b), representing or incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e)any interest or title of a lessor under any operating lease;

(f)easements, rights of way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary;

(g)Cash collateral securing indebtedness permitted by Section 7.1(g); and

(h)Liens granted in favor of Bank pursuant to the Collateral Documents.

Section 7.3Investments, Acquisitions, Loans and Advances.  Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided that the foregoing shall not apply to nor operate to prevent:

(a)investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c)investments in certificates of deposit issued by Bank or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d)investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f)Borrower’s investment existing on the date of this Agreement in its Subsidiaries or Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g)intercompany advances made from time to time from Borrower to any one or more Subsidiaries in the ordinary course of business to finance working capital needs;

(h)investments in Permitted Acquisitions; and

(i)other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $250,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.4Mergers, Consolidations and Sales.  Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided that this Section shall not apply to nor operate to prevent:

(a)the sale or lease of inventory in the ordinary course of business;

(b)sales of shares of capital stock or other equity interests by the Borrower or, to the extent permitted by Section 7.5, its Subsidiaries;

(c) any Permitted Acquisition subject to the terms and conditions hereof;

(d)the merger of any Subsidiary with and into Borrower or any other Subsidiary; provided that, in the case of any merger involving Borrower, Borrower is the corporation surviving the merger;

(e)the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(f)the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

(g)the sale, transfer, lease or other disposition of Property of Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for Borrower and its Subsidiaries not more than $250,000 during any fiscal year of Borrower.

Section 7.5Maintenance of Subsidiaries; Foreign Subsidiaries.  Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to Bank pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 7.4 above.

Except as permitted by Section 7.2 hereof, Borrower shall not permit any of its Foreign Subsidiaries to place a Lien or other encumbrance securing Indebtedness for Borrowed Money upon any asset of any Foreign Subsidiary.

Section 7.6Dividends and Certain Other Restricted Payments.  Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively referred to herein as “Restricted Payments”); provided that the foregoing shall not operate to prevent: (i) the making of dividends or distributions by any Subsidiary to Borrower, or (ii) so long as no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, Borrower from making Restricted Payments.

Section 7.7Burdensome Contracts With Affiliates. Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates other than with Wholly owned Subsidiaries on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 7.8No Changes in Fiscal Year.  The fiscal year of Borrower and its Subsidiaries ends on September 30 of each year; and Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis without ninety (90) days prior written notice to the Bank.

Section 7.9Change in the Nature of Business
.  Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date; provided that Borrower and its Subsidiaries may engage in any other business related to health or personal care.

Section 7.10No Restrictions.  Except as provided herein, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Borrower or any Subsidiary to:  (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by Borrower or any other Subsidiary, (b) pay any indebtedness owed to Borrower or any other Subsidiary, (c) make loans or advances to Borrower or any other Subsidiary, (d) transfer any of its Property to Borrower or any other Subsidiary, or (e) guarantee the Obligations and/or grant Liens on its assets to Bank as required by the Loan Documents.

Section 7.11Subordinated Debt.  Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.  Notwithstanding the foregoing, Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 7.12Financial Covenants.

(a)         Maintenance of Tangible Net Worth.  The Borrower shall at all times maintain a Tangible Net Worth of not less than the sum of (a) $25,000,000 plus (b) 30% of Net Income of the Borrower or any of its Subsidiaries for the trailing four (4) fiscal quarters ended on the last day of the immediately preceding fiscal year of Borrower.

(b)  Total Leverage Ratio.  As of the last day of each fiscal quarter of Borrower, Borrower shall not permit the Total Leverage Ratio to be greater 2.0 to 1.0.

SECTION 8.EVENTS OF DEFAULT AND REMEDIES.

Section 8.1Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)     default in the payment when due of all or any part of any Obligation payable by Borrower hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of Borrower owing to Bank;

(b)     default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.5, 6.6, 6.11, or 7 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)     default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) written notice thereof is given to Borrower by Bank;

(d)     any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Bank pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;

(e)     any event occurs or condition exists (other than those described in subsections (a) through (d) of this Section, above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

 (f)     default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by Borrower or any Subsidiary aggregating in excess of $250,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g)     any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $100,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days;

(h)     Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $50,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

 (i)     any Change of Control shall occur;

 (j)      Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k); or

(k)     a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 8.2 Non Bankruptcy Defaults.  When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to Borrower) has occurred and is continuing, Bank may, by written notice to Borrower: (a) terminate the remaining Revolving Credit Commitment and all other obligations of Bank hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Revolving Loans to be forthwith due and payable and thereupon all outstanding Revolving Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that Borrower immediately Cash Collateralize the L/C Obligations, and Borrower agrees to immediately make such payment and acknowledges and agrees that Bank would not have an adequate remedy at law for failure by Borrower to honor any such demand and that Bank shall have the right to require Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.

Section 8.3Bankruptcy Defaults.  When any Event of Default described in Section 8.1(j) or (k) with respect to Borrower has occurred and is continuing, then all outstanding Loans together with all other amounts payable under the Loan Documents shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate and Borrower shall immediately Cash Collateralize the L/C Obligations, Borrower acknowledging and agreeing that Bank would not have an adequate remedy at law for failure by Borrower to honor any such demand and that Bank shall have the right to require Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 8.4Collateral for Undrawn Letters of Credit.

(a)If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.8(b), Section 2.13, Section 8.2 or Section 8.3 above, Borrower shall forthwith pay the amount required to be so prepaid, to be held by Bank as provided in subsection (b) of this Section, below.

(b)All amounts prepaid pursuant to subsection (a) of this Section, above, shall be held by Bank in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by Bank (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by Bank, and to the payment of the unpaid balance of all other Obligations.  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of Bank.  If and when requested by Borrower, Bank shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that Bank is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from Borrower to Bank; provided that (i) if Borrower shall have made payment of all obligations referred to in subsection (a) of this Section, above, required under Section 2.8(b) and Section 2.13, if any, at the request of Borrower Bank shall release to Borrower amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists, and (ii) if Borrower shall have made payment of all obligations referred to in subsection (a) of this Section, above, required under Section 8.2 or 8.3, so long as no Letters of Credit, Revolving Credit Commitments, Revolving Loans or other Obligations remain outstanding, at the request of Borrower Bank shall release to Borrower any remaining amounts held in the Collateral Account.

SECTION 9.MISCELLANEOUS.

Section 9.1No Waiver, Cumulative Remedies.  No delay or failure on the part of Bank in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of Bank are cumulative to, and not exclusive of, any rights or remedies which Bank would otherwise have.

Section 9.2Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 9.3Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 9.4Survival of Indemnity and Certain Other Provisions.  All indemnity provisions and other provisions relative to reimbursement to Bank of amounts sufficient to protect the yield of Bank with respect to the Revolving Loans and Letters of Credit, including, but not limited to, Sections 3.3, 3.6, and 9.10, shall survive the payment and satisfaction of all Obligations and the termination of this Agreement and the other Loan Documents, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder.  All such indemnity and other provisions shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of each applicable Indemnitee and its successors and assigns.

Section 9.5Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents shall be addressed:

to Borrower:

The Female Health Company
515 N. State Street, Suite 2225
Chicago, Illinois 60654
Attn: Michele Greco, Vice President and C.F.O.
Phone: 312-595-9123
Facsimile: 312-595-9122
Email: MGreco@femalehealthcompany.com

With copy to:

Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Attn:  Benjamin G. Lombard
Phone: 414-298-1000
Email: blombard@reinhartlaw.com

to Bank:

BMO Harris Bank N.A.
111 West Monroe Street, 5W
Chicago, Illinois  60603
Attn:  Jaime Freeman
Phone: 312-461-5147
Facsimile:  312-461-1507
Email:  Jaime.Freeman@bmo.com

With copy to:

Howard & Howard Attorneys
200 S. Michigan Avenue, Suite 1100
Chicago, IL 60604
Attn:  Jane S. Hahn
Phone: 312-456-3423
Email: jhahn@howardandhoward.com

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.

Section 9.6Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 9.7Successors and Assigns.  This Agreement shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Bank and its successors and assigns, including any subsequent holder of any of the Obligations.  Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of Bank.

Section 9.8       Amendments, etc.  No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Bank.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.9  Headings. Article and Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 9.10Costs and Expenses; Indemnification.

(a)Borrower agrees to pay all costs and expenses of Bank in connection with the preparation, negotiation, execution, delivery, and administration of the Loan Documents, including the reasonable fees and disbursements of counsel to Bank not to exceed $25,000 in the aggregate, in connection with the preparation and execution of the Loan Documents and in connection with the transactions contemplated hereby or thereby, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by Bank in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches.  Borrower agrees to pay to Bank all costs and expenses incurred or paid by Bank, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower or any Subsidiary as a debtor thereunder).  Borrower further agrees to indemnify Bank, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Revolving Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification.  Borrower, upon demand by Bank at any time, shall reimburse Bank for any legal or other expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.  To the extent permitted by applicable law, Borrower shall not assert or cause any Subsidiary to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof.

(b)    Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee.

Section 9.11Set off.  In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Bank and each of its affiliates is hereby authorized by Borrower at any time or from time to time, without notice to Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by Bank or that affiliate, to or for the credit or the account of Borrower, whether or not matured, against and on account of the Obligations of Borrower to Bank under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) Bank shall have made any demand hereunder or (b) the principal of or the interest on the Revolving Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 9.12Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 9.13Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan Document, and the rights and duties of the parties hereto, shall be governed by and construed and determined in accordance with the internal laws of the State of Illinois.

Section 9.14Severability of Provisions.  Any provision of any Loan Document that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 9.15Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Revolving Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that Bank may have received hereunder shall, at the option of Bank, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither Borrower nor any guarantor or endorser shall have any action against Bank for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of the Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Obligations shall remain at the Maximum Rate until Bank have received the amount of interest which Bank would have received during such period on the Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 9.16Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall only apply during such times as Borrower has one or more Subsidiaries.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 9.17 Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.18Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.19USA Patriot Act.  Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Act.

Section 9.20Time is of the Essence.  Time is of the essence of this Agreement and each of the other Loan Documents.

Section 9.21Confidentiality. Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any Subsidiary and its obligations, (g) with the prior written consent of Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Bank or any of its Affiliates on a non-confidential basis from a source other than Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, or (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Revolving Loans or Revolving Credit Commitments hereunder; provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (i) of this Section 9.21.  For purposes of this Section, “Information” means all information received from Borrower or any of the Subsidiaries or from any other Person on behalf of Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Bank on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries or from any other Person on behalf of Borrower or any of the Subsidiaries; provided that, in the case of information received from the Borrower or any Subsidiary, or on behalf of Borrower or any Subsidiary, after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[SIGNATURE PAGES TO FOLLOW]

This Credit Agreement is entered into between us and executed and delivered in Chicago, Illinois, for the uses and purposes hereinabove set forth as of the date first above written.

"Borrower" THE FEMALE HEALTH COMPANY, a Wisconsin corporation By /s/ Michele Greco Name: Michele Greco Title: Executive Vice President & Chief Financial Officer

"Bank" BMO HARRIS BANK N.A. By /s/ Jamie Freeman Name: Jaime Freeman Title: Vice President